EXCLUSIVE

MANAGEMENT AGREEMENT

This Management Agreement ("Agreement") is made this 15th day of December, 2011 by and between ARHC MNPERIL001, LLC, a Delaware limited liability company ("Owner") having its principal place of business at 106 York Road, Jenkintown, Pennsylvania 19046, and Dasco Realty Illinois LLC, an Illinois limited liability company or its affiliates ("Agent") having its principal place of business at 11360 Jog Road, Suite 200, Palm Beach Gardens, Florida, 33418, hereinafter collectively referred to as the "Parties".

RECITALS

A.	Owner owns that certain property more commonly known as The Methodist Services Office Building, (the "Facility"), located in Peoria, IL.

B.	Agent is experienced in the management, construction, marketing, leasing, maintenance of accounting for and general operation of the Facility.

C.	Owner desires to engage Agent to manage the Facility on its behalf and Agent agrees to manage the Facility pursuant to the terms of this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

APPOINTMENT OF AGENT

Owner hereby appoints Agent as its exclusive managing agent for the Facility and Agent accepts such appointment.

ARTICLE II

GENERAL MANAGEMENT AND OPERATIONS

2.01 General Management Services. Subject to the provisions of this Agreement, Agent shall manage the Facility on behalf of Owner. In furtherance thereof, Agent shall:

a.	Manage the Facility in accordance with the terms and conditions of any mortgage, or other similar encumbrance to which the Facility is subject, provided that copies of said encumbrances and adequate funds, to the extent applicable, have been provided to Agent;

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b.	Implement administrative, accounting, budgeting, marketing, personnel, and operational policies and practices relating to or affecting Facility operations, as further described in this Article II; and

c.	At Owners cost and expense, arrange for the Facility to be furnished with water, electricity, gas, power, telephone, fire, vermin extermination, trash removal, equipment maintenance, security and such other services as are necessary for the proper operation and maintenance of the Facility as contemplated by this Agreement and consistent with any lease obligations.

2.02 Operating Plan and Budget. Agent shall, within 30 days of the signing of this Agreement and on or before September 30 of each year thereafter, prepare and deliver to Owner a preliminary operating plan and budget for the next ensuing operating year ("Operating Plan and Budget") setting forth in reasonable detail (detailed line item backup) an estimate of the income and expense of the Facility for the next ensuing operating year, including, but not limited to, estimated expenditures for all Capital Improvements required by Sections 2.03(b) and 2.03(c). As used in this Agreement, the term "operating year" shall mean each calendar year during the term of this Agreement, or a portion thereof if applicable to the first or last operating year. The Operating Plan and Budget shall, subject to the provisions of this Agreement, be submitted to Owner for approval, which approval shall be deemed to have been obtained in the event that Owner does not provide Agent with objections thereto within forty-five (45) days after Owner's receipt thereof from Agent.

2.03 Maintenance. Repairs and Capital Improvements.

a.	Agent shall cause the Facility to be maintained and repaired in accordance with the Operating Plan and Budget for the current operating year. Such maintenance and repair services shall include, but not be limited to, cleaning, purchase of supplies, painting, decorating, plumbing, carpentry, grounds care, and such other maintenance and repair work as may be necessary.

b.	In furtherance of Section 2.03a Agent shall:

(i)	Give special attention to preventive maintenance and, to the extent requested by Owner, maintain preventive logs (in such detail as reasonably requested by Owner). Where and when possible, the services of regular maintenance employees will be budgeted for and used;

(ii)	On owner's behalf, Agent shall contract with qualified independent contractors for the maintenance and repair of air-conditioning systems, and with the prior written approval of Owner (except in the case of emergency) for extraordinary repairs beyond the capability of regular maintenance employees; and

Systematically and promptly receive and investigate all service requests from tenants; take such action thereon as may be justified, and keep records of the same. Emergency requests will be received and serviced as appropriate. Complaints of a material nature will be reported to Owner after investigation.

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c.	Agent shall arrange for all necessary Capital Improvements to be made to the Facility (as used in this Agreement, the term "Capital Improvements" shall mean those items which for accounting purposes may not be expensed but must be capitalized according to generally accepted accounting principles in effect on the date hereof including but not limited to tenant improvements and any and all modernization or rehabilitation projects in, on, or around the Facility); provided. however. that:

(i)	Any Capital Improvement in excess of $5,000 in any one instance (or related Capital Improvements that in the aggregate exceed $5,000) must have the prior approval of Owner (which approval shall be required notwithstanding that such Capital Improvement is included in the current approved Operating Plan and Budget or that such Capital Improvements are required under any tenant lease);

(ii)	All permits, licenses and authorizations required to be procured in connection with any Capital Improvement shall be procured, or caused to be procured, by Agent as the same are required;

(iii)	Any Capital Improvement shall be made promptly in a good and workmanlike manner; and

(iv)	The cost of any Capital Improvement shall be paid promptly, or caused to be paid by Agent as directed by Owner with Facility, Capital Reserve Account or Owner-supplied funds so that the Facility shall at all times be free from any lien, encumbrance, mortgage, chattel mortgage, conditional sales agreement, title retention agreement or other charge for labor, services or materials supplied or claimed to have been supplied to the Facility and used or expended for such Capital Improvement. Any lien, encumbrance, etc. arising out of disputes as to workmanship, quality of or specifications of any Capital Improvement shall be subject to a reasonable period of time to cure any such violations, the ultimate dispensation of which will be at the discretion of Owner.

d.	Notwithstanding any of the foregoing provisions, the prior notification of the Owner shall not be required in connection with the maintenance and repair of the Facility for emergency repairs involving manifest danger to persons or property, or as required to avoid suspension of any necessary service to the Facility. In all such cases, Agent shall notify Owner as promptly as possible.

e.	For any services for the Facility managed by Agent pursuant to this Agreement, Agent is required to follow certain global minimum safety requirement promulgated from time to time by affiliates of Agent, which shall be conveyed to Owner.

2.04 Rentals. Collections and Bank Accounts. During the term of this Agreement, Agent shall:

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a.	Owner and/or Owner's lender shall designate a bank (the "Bank") in which the rents and other revenues from the Facility shall be deposited (the "Owner's Operating Account"). Owner shall periodically transfer funds from the Owner's Operating Account into a client trust account maintained by the Agent and named as follows: "ARHC Odessa Building Operating Account" (the "Bank Account"). The Bank Account will also be used to pay all approved and authorized expenses for the Facility, as set forth herein. Agent is authorized as "Agent for Owner" to draw on the Bank Account in accordance with the provisions of this Agreement, provided, however, Owner shall have the right to revoke such authorization at any time during the Term of this Agreement.

b.	Collect, deposit, and disburse security deposits and advance rents, as applicable, in accordance with the terms of each lease and state law. Security deposits and advance rents will be deposited by Agent in a bank designated by Owner and in the Owner's name.

c.	With the prior consent of Owner (other than in the ordinary course of business) terminate tenancies, sign and serve such notices as are required or deemed appropriate by Agent; institute and prosecute actions to oust tenants and recover possession of the leased premises, sue for and recover rent, and when expedient, settle, compromise and release such actions or suits or reinstate such tenancies. The taking of any such action and cost thereof shall be borne by Owner or Facility.

d.	At Owner's sole discretion, maintain a Capital Reserve Account in accordance with Section 2.05(iv).

2.05 Authority To Disburse Funds.

a.            From the monies in the Bank Account, Agent shall be authorized to make the following disbursements promptly when payable:

Reimbursement to Agent for compensation payable to employees and for taxes and assessments payable to local, state, and federal govermnents in connection with the employment of such personnel.

(ii)	A single aggregate payment required to be made monthly by the Owner to the Mortgaczee.

(iii)	All sums due and payable by Owner as expenses of the Facility to be incurred by Agent under the terms of this Agreement, including compensation payable to Agent.

(iv)	A transfer of funds into a separate account for the purpose of providing a reserve for Capital Improvements using_ funds available from the monthly net cash flow of the Facility operations and in accordance with the current year Operating Plan and Budget. As used in this Agreement, the term "net cash flow" shall mean cash available after the payment of costs and expenses enumerated in Sections

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2.05(a)(i) through 2.05(a)(iii). This account will be carried in the Owner's name and designated of record as the Capital Reserve Account. Additionally, Agent shall be authorized to transfer monies from the Capital Reserve Account into the Bank Account to make disbursements for Capital Improvements in accordance with Section 2.03(c).

 (v) Distributions to Owner no more frequently than once per month.

b.	In the event that the balance in the Bank Account becomes at any time insufficient to pay disbursements when due and payable, Agent shall immediately inform Owner of the amount of the deficiency. Owner shall thereafter remit to the Agent sufficient funds to cover the deficiency. In no event shall Agent be required to use its own funds to pay such deficiencies.

2.06 Accounting. Books. Records and Financial Statements.

a.	Agent shall establish and maintain a system of books of account and other records relating to or reflecting, the results of the operation of the Facility in accordance with generally accepted accounting principles applied on a consistent basis. All such books of account and other records shall be approved as to form by Owner and made available to Owner upon reasonable advance notice for examination, audit, inspection and copying. Agent shall also maintain depreciation and amortization schedules for the Facility and Capital Improvements on a tax basis. Agent acknowledges that Owner is a subsidiary of a company which is required to comply with rules and regulations of the Securities and Exchange Commission ("SEC"). Agent also acknowledges that Owner's primary accounting system is MRI. Owner, at Owner's expense, shall provide Agent access to its MRI system for the purposes necessary to fulfill its accounting, and reporting requirements under this Agreement. Agent will assist Owner in the transfer of necessary monthly accounting data to facilitate the consolidation of the results of the Facility's operations to meet the Owner's SEC reporting requirements.

b.	On a monthly basis, the Agent will furnish a report summarizing the financial operations of the Facility ("Financial Report"). This report will be due to the Owner on the 5th Business Day of the month and will include operations for the previous month end. The Financial Report will include the following.:

a)	Balance Sheet and Reconciliation of Assets and Liabilities
b)	Quarter vs. Quarter at the end of each Quarter if Owner's MRI system will accommodate such reports
c)	Actual vs. Prior Month Operating Statement if Owner's MRI system will accommodate such reports
d)	Actual vs. Budget Operating, Statement
e)	Accounts Receivable Aging Report and report of follow-up with tenants and action items for all past due receivables
f)	Rent Roll

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g)	Cash Receipts Detail
h)	Cash Disbursement Detail
i)	Security Deposit Ledger
j)	Current Month General Ledger
k)	Current Month Bank Reconciliation
1)	Lockbox and other banking services
m)	Monthly Closing Process and Procedures provided by Owner
n)	Year end and/or periodic Tenant CAM Reconciliation/True-Ups and monthly accruals to True-up Tenant CAM reconciliation to Actuals

Non-standard Accounting Services

If Owner requests Agent to perform accounting services in addition to the standard services provided by Agent, there shall be an additional charge. The cost shall be mutually agreed upon in writing prior to the delivery of these additional services. The following, are examples of additional services/reporting information that would necessitate an additional charge to the Owner:

a)	Issuance of specially formatted or non-standard reports in place of or in addition to standard reporting.
b)	Management of negative cash flow for the Facility.
c)	Management of manual check signing process or owner co-signature requirements instead of our standard facsimile signature cartridge. Checks will be signed on facsimile signature, but will be signed manually if this feature is not in place at the commencement of this Agreement.
d)	Management of loan funding process with Owner and lender.
e)	Maintenance of detailed fixed asset sub-ledgers and corresponding depreciation and amortization schedules.
f)	Maintenance of "Ownership level" or Joint Venture transactions of the Facility books and records.

These reports shall be in a format reasonably approved by Owner and shall include, among other items, each tenant's name, gross monthly rentals, prepaid rents, total delinquent rents, vacancies, occupancy reports, miscellaneous income and security deposits received, an operating statement for the month with a year to date comparison on a line by line basis to the Operating Plan and Budget, variances therefrom, calculation of the monthly management fee, and a balance sheet. On a quarterly basis, Agent shall provide any additional schedules that are reasonably necessary to enable Owner to consolidate Facility account balances for Owner's SEC reporting requirements.

c.	Agent acknowledges that Owner is subject to the internal control documentation and testing laws under Section 404 of the Sarbanes Oxley Act of 2002. Agent shall assist Owner in the documentation of Agent's internal controls over accounting, and reporting procedures and allow Owner and its auditors to test Agent's internal controls as necessary for the purpose of complying, with SEC rules and regulations.

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2.07 Personnel.

a.	Agent shall select such managerial, maintenance, bookkeeping, clerical and other employees as it determines to be necessary for the operation of the Facility (it is acknowledged that, in some cases, maintenance support is contracted with third parties). Such positions and compensation amounts shall be set forth in the Operating Plan and Budget.

b.	All personnel shall be employees of Agent but employed at Owner's cost and expense. Agent shall be responsible for hiring, discharge or replacement of said employees.

2.08 Governmental Compliance. The Owner represents that to the best of its knowledge, the Facility and equipment comply with all statutes, ordinances, laws and regulations of applicable governmental bodies and public authorities and authorizes the Agent to disclose the name of the Owner or the ownership of the Facility to any such officials. In the event it is alleged or charged that any building on the Facility or any equipment therein or any act or failure to act by the Owner with respect to the Facility or the sale, rental, or other disposition thereof fails to comply with constitutional provisions, statutes, ordinances, laws, or regulations of any governmental body or any order or ruling, of any public authority or official thereof having or claiming, to have jurisdiction thereover, and the Agent, in its sole and absolute discretion, considers that the action or position of the Owner or registered managing agent with respect thereto may result in damage or liability to the Agent, the Agent shall have the right to cancel this Agreement at any time by written notice to the Owner of its election so to do, which cancellation shall be effective upon the service of such notice. Such notice may be served personally or by registered mail, on or to the person named to receive the Agent's monthly statement at the address designated for such person, and if served by mail shall be deemed to have been served when deposited in the mail. Such cancellation shall not release the indemnities of the Owner set forth in this Agreement and shall not terminate any liability or obligation of the Owner to the Agent for any payment, reimbursement, or other sum of money then due and payable to the Agent hereunder.

Subject to the other provisions of this Agreement, at Owner's expense, Agent shall use reasonable efforts to cause the Facility to comply with federal, state and municipal laws, all known ordinances, regulations and orders relative to the leasing, use, operation, repair and maintenance of the Facility and with the rules, regulations or orders of the local Board of Fire Underwriters or other similar body. Agent shall use reasonable efforts to remedy the violation of any such law, ordinance, rule, regulation or order of which it has actual knowledge and which violation occurs after the date hereof, at Owner's expense

2.09 Licenses and Authorizations.

(a)	Agent shall obtain and keep in full force and effect all licenses, permits, consents and authorizations as may be necessary for the maintenance, operation, management, repair, servicing or occupancy of the Facility. All of such licenses, permits, consents and authorizations shall be in the name of Owner, if required in writing by Owner.

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(b)	Agent shall obtain and keep in full force and effect all real estate and business licenses and governmental authorizations, at Owner's expense, (including qualifications to do business) as may be necessary for the proper performance by Agent of its duties and obligations under this Agreement. All such licenses and authorizations shall be in the name of Agent.

ARTICLE III

MANAGEMENT FEES. AND REIMBURSABLE EXPENSES

3.01 Management Fee.

Owner shall pay Agent a Management Fee, for all of the services provided by Agent under this Agreement, equal to the greater of Two Thousand and No/100 Dollars ($2,000.00) per month or Two and One-half Percent (2.5%) of all monthly gross receipts from the operation of the Facility during the period this Agreement remains in effect or such other amount agreed to by tenant as a pass through. Notwithstanding the foregoing, the Management Fee shall not exceed $3,054.25 per month or such other amount agreed to by tenant so long as Agent is providing its services in accordance with Section 5 (c) of those certain leases by and between Owner and Methodist Services. Inc., as tenant, dated July 7, 2008, as amended. The term "gross receipts," as used herein, includes, but is not limited to, (i) all gross amounts actually collected from tenants on behalf of the Facility pursuant to any lease related document, including fixed rents, percentage rents, and cost of living adjustments; (ii) all gross amounts collected from licenses and concessionaires, including amounts collected in respect of vending machines, laundry machines, and coin-operated telephones; (iii) all proceeds of rents or business interruption insurance collected by the Owner, to the extent in lieu of any amounts provided for in subdivisions (i) and (ii) above; (iv) receipts from the operations of any parking garages serving the Facility (to the extent not subcontracted to a third party); and (v) real estate tax, operating expense, or similar escalation charges or charges for electricity or over-time HVAC services (whether said charges for electricity or over-time HVAC services are included in fixed rents), but shall not include (1) charges to tenants for above-standard work reimbursed at the time of construction; (2) tenant security deposits and interest thereon (except to the extent applied toward the payment of rent); (3) interest on any funds of Owner's, whether or not held by Agent, (4) insurance proceeds (except for business interruption insurance); (5) amounts received on account of abatement, reduction or refund of taxes; (6) condemnation awards; (7) discounts and dividends on insurance policies; (8) proceeds from the sale, exchange, financing, or refinancing of all or any portion of the property; and (9) applicable state sales tax.

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3.02 Reimbursement of Costs and Expenses. In addition to the costs and expenses to be paid for out of the Bank Account or Owner-supplied funds as specifically enumerated in Sections 2.01c, 2.03c(iv), and 2.05a(i), 2.05a(ii), 2.05a(iii), 2.05a(iv) and 2.05a(v), Owner shall reimburse Agent out of the Bank Account for all costs and expenses incurred by Agent for Owner's account in the ordinary course of business under the terms and provisions of this Agreement relating to:

a.	Personnel costs incurred to operate the Facility as set forth in the Operating Plan and Budget;

b.	Auditing, expenses, finance and accounting materials and services, and tenant rent payment statements;

c.	Maintenance and repairs;

3.03 Costs and Expenses of Agent. Except as otherwise expressly provided herein, all costs and expenses incurred by or on behalf of Agent in performing its obligations hereunder shall be borne solely by Agent, including, without limitation, the following expenses or costs in connection with the operation and management of the Property:

(a)	Cost of gross salary and wages, payroll taxes, insurance, worker's compensation, pension benefits and any other benefits of Agent's supervisory and home and recfional office personnel;

(b)	Standard accounting, and reporting services, as described under Exhibit B, as such services are considered to be within the reasonable scope of Agent's responsibilities to Owner, and except for such services as are provided by persons for whom Agent is reimbursed pursuant to Section 9.2(a);

(c)	Cost of forms, stationery, ledgers and other supplies and equipment used in Agent's home office or regional home office, except for such items as are specifically required for, or proprietary to, the Property;

(d)	Cost or pro rata cost of telephone and general office expenses incurred on the Property by Agent for the operation and management of properties other than the Property;

(e)	Cost or pro rata cost of data-processing equipment, whether located at the Agent's home or regional office;

(f)	Cost or pro rata cost of data processing provided by computer service companies not performed for the property;

(g)	Cost of all bonuses, incentive compensation, profit sharing, or any pay advances to employees employed by Agent in connection with the operation and management of the Property, except for payments to individuals specifically approved in writing by Owner in advance; or in the annual budget.

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(h)	Cost of automobile purchases and/or rentals, unless the automobile is being provided by Owner;

Costs attributable to claims, losses and liabilities arising from (i) any breach of this Agreement by Agent or (ii) the negligence, recklessness, willful misconduct, fraud or criminal acts of Agent's employees, agents, contractors, subcontractors or associates;

(j)	Cost of comprehensive crime insurance purchased by Agent for its own account;

(k)	Costs for meals, travel and hotel accommodations for Agent's home or regional office personnel who travel to and from the Property, unless expressly authorized by Owner.

(1)	Agent shall pay all taxes and special assessments affecting the Property as they become due and before any delinquency date. Owner shall pay all insurance premiums and mortgage payments affecting the Property, except that Owner reserves the right, at its option, to give written instructions to Agent to make any such payments from the Bank Account.

3.03 Insufficient Funds in Bank Account. Agent shall not be required to expend any of its own funds for disbursements chargeable to Owner. If there are insufficient funds in the Bank Account for a disbursement, Agent may, after notifying Owner of such insufficiency in writing, defer making any disbursement until Owner has furnished the funds necessary for such disbursement.

3.04 Nonpayment. If Agent fails to make any payment when required or fails to perform any act required under this Agreement, then Owner, after 10 days' written notice to Agent (or, in the case of any emergency, without notice) and without waiving or releasing Agent from any of its obligations hereunder, may (but shall not be required to) make such payment or perform such act. Owner shall have (in addition to any other right or remedy) the right to offset all fines, penalties and additional costs and expenses incurred in exercising its rights under this Section 3.04 against any sums due or to become due to Agent, including, without limitation, the Management Fee and any costs and expenses reimbursable by Owner pursuant to Section 3.02.

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3.05 Construction Management. For Capital Improvements at the Facility, the Agent shall perform (or cause the performance of) said construction in accordance with plans, specifications, and a budget mutually agreeable to Owner and Agent. No additional  compensation shall be payable to Agent with respect to any Capital Improvements that in any one instance are equal to or less than $15,000. As compensation therefor with respect to Capital Improvements that in any one instance exceed $15,000, the Agent shall receive a fee based on the aggregate cost of construction paid for by Owner (labor and materials) of the job as follows:

Construction Cost	Fee - % of Construction Cost
$15,000 — $25,000	By Mutual Agreement
$25,001 — $100,000	5%
$100,001 - $250,000	4%
$250,001 - $500,000	3%
Greater than $500,000	By Mutual Agreement

The Owner shall pay the costs for material and labor, in stages reasonably agreeable to Owner and Agent, upon receipt by the Owner of evidence reasonably satisfactory to the Owner that the work for which payment has been requested has been performed. The Agent shall carry insurance relating to the construction reasonably satisfactory to the Owner.

The Agent shall not make any structural changes to the building or make any major alterations or additions in or to the building or equipment therein, or incur any expense chargeable to the Owner other than expenses related to exercising the express powers above vested in the Agent without the prior written direction of persons designated from time to time by Owner.

3.04 Payment of Fees and Expenses. All fees and reimbursement of expenses payable to Agent under Article III shall be drawn out of the Bank Account and paid to Agent on the last day of the current month.

ARTICLE IV

TERM AND TERMINATION

4.01 Term of Agreement.

a.	The services to be provided by Agent under this Agreement shall be for a term of five (5) years, commencing on the date listed above and terminating, unless otherwise extended as provided herein, on the 60th month thereafter.

b.	This Agreement shall continue in force after the expiration of the initial term established in Section 4.01a or a successive term hereunder, upon the same conditions for a successive term or terms, each one year in duration unless either Party gives written notice of cancellation to the other not less than Sixty (60) days prior to the expiration of the initial term or any successive term.

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4.02 Termination for Cause. If at any time during the term of this Agreement any of the following events ("Event of Termination") shall occur, then Owner may, at its option, terminate this Agreement by giving notice to Agent ("Notice of Termination") specifying a date, not earlier than Fifteen (15) days after the giving of such notice, when this Agreement shall terminate:

a.	If Agent shall breach any material representation, warranty or covenant contained in this Agreement, or shall default in the performance of any such obligation hereunder and shall not commence to and diligently pursue cure of such default within 10 business days of such written notice by Owner;

b.	If Agent shall apply for or consent to the appointment of a receiver, trustee or liquidator of all or a substantial part of its assets or make a general assignment for the benefit of its creditors, or file a voluntary petition in bankruptcy or a petition seeking reorganization, composition, arrangement with creditors, liquidation or similar relief under any present or future statute, law or regulation, or file any answer admitting the material allegations of a petition filed against it in any such proceeding, or be adjudicated as bankrupt or insolvent, or take any action looking toward dissolution; or

c.	If any final order, judgment or decree (that is, an order, judgment or decree affirmed on appeal to a court of last resort or after the expiration of any period to appeal) shall be entered without the application, approval or consent of Agent by any court of competent jurisdiction, approving a petition seeking reorganization, composition, arrangement with creditors, liquidation or similar relief under any present or future statute, law or regulation with respect to Agent, or appointing a receiver, trustee or liquidator of all or a substantial part of Agent's assets and such order, judgment or decree shall continue unstayed and in effect for an aggregate of Sixty (60) days (whether or not consecutive).

d.	If any building on the Property is destroyed and Owner, for any reason, elects not to rebuild the building., then this Agreement shall terminate as of the date of notice to Agent that Owner has elected not to rebuild the building after such destruction.

e.	In the event there is a condemnation of all or any substantial part of the Property, then this Agreement shall automatically terminate as of the date of such taking.

4.03 Termination by Owner Upon Sale. In the event that Owner sells the Facility to an unaffiliated (directly or indirectly) third party, Owner shall have the right to terminate this Agreement effective upon sale, said right to be exercised within Ten (10) business days of notice from Owner as to the identity of the new Purchaser.

4.04 Actions to be Taken on Termination. Upon termination of this Agreement for any reason, the Agent shall deliver the following to the Owner's duly appointed agent on or before ten (10) days following the termination date:

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a.	A final accounting, reflecting the balance of income, expenses, assets and liabilities for the Facility as of the date of termination;

b.	Any balance or moneys due to the Owner or tenant security deposits, or both, held by the Agent with respect to the Facility; and

c.	Originals of the records, contracts, drawings, leases, correspondence, receipts for deposits, unpaid bills, summary of all leases in existence at the time of termination, and other papers or documents which pertain to the Facility. Such data and information and all such documents shall at all times be the property of the Owner, subject to the right of the Agent to photocopy same.

Any fees and amounts due the Agent at termination shall be paid simultaneously with delivery of items set forth in Sections (a), (b) and (c) immediately above together with a termination expense fee of $1,000.00.

ARTICLE V

ASSIGNMENTS

5.01       By Agent. Agent shall not assign, transfer or convey all or any of its right, title and interest under this Agreement to any entity of which is not affiliated (directly or indirectly) with Lend Lease DASCO, LLC, without Owner's prior approval which shall not be unreasonably withheld.

5.02 By Owner. Owner shall have the right, without Agent's approval, to assign, transfer or convey its right, title and interest in the Facility.-

b.

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ARTICLE VI

INDEMNIFICATION

6.01 Indemnification.

(a)	Owner shall indemnify, defend (using counsel acceptable to Agent) and hold harmless Agent and their respective affiliates, directors, officers, employees, agents and representatives from and against any and all liabilities, obligations, claims, losses, awards, judgments, settlements, demands, damages, costs, penalties and fees (including attorneys' fees) (as used in this Article VI, "Claims") to the extent attributable to or in connection with the Property, the management of the Property, or the performance or exercise by Agent of the duties, obligations, powers, or authorities herein, except to the extent Agent is obligated to indemnify Owner pursuant to Section 6.01(b) below.

(b)	Agent agrees to indemnify- and hold harmless Owner and its affiliates, from and against any and all Claims to the extent attributable to (i) any acts or omissions of Agent which have been held to be grossly negligent and are not otherwise insured under property or liability policies, required to be maintained by Owner, or (ii) any acts of Agent that are beyond the scope of Agent's authority hereunder. However, it is agreed that, under no circumstances shall Agent be held liable to Owner or to any other party for loss or damage arising out of alleged or actual terrorist acts.

(c)	"Indemnified Party" and "Indemnitor" shall mean Agent and Owner, respectively, as to Section 6.01(a) and shall mean Owner and Agent, respectively, as to Section 6.01(b). If any action or proceeding is brought against the Indemnified Party with respect to which indemnity may be sought under this Section 6.01, the Indemnitor, upon written notice, from the Indemnified Party, shall assume the investigation and defense thereof, including the employment of counsel and payment of all reasonable expenses. The Indemnified Party shall have the right to employ separate counsel in any such action or proceeding and to participate in the defense thereof, but the Indemnitor shall not be required to pay the fees and expenses of such separate counsel, unless such separate counsel is employed with the written approval and consent of the Indemnitor.

6.0 2 Waiver of Claims. Notwithstanding anything to the contrary contained herein, Owner and Agent each hereby waives its rights of recovery against each other and its respective agents, officers and employees for any losses or damage that are insured against or required to be insured against under this Agreement or with respect to the Property. Such waiver shall apply regardless of whether the loss or claim is caused in whole or in part by the acts or omissions of a released party, and regardless of whether the waiving party maintains a third party policy against, or self-insures, all or any portion of the risks required to be insured against hereunder. Each of Owner and Agent agree to make such disclosure to its insurance carrier(s) and to use best efforts to obtain any necessary consents or endorsements to effect the foregoing.

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6.03 Waiver of Damages. Notwithstanding anything to the contrary contained herein, neither Owner or Agent shall be liable for any lost or prospective profits or any other indirect, consequential, special, incidental, punitive or other exemplary losses or damages, whether in tort, contract or otherwise, regardless of the foreseeability or the cause thereof, that would not otherwise be covered under the standard liability or property insurance forms required of the parties hereunder.

6.04 Owner. For the purposes of this Article VI, the term "Owner" shall be construed as meaning Owner, Owner's Representative and Owner's Asset Agent, and their respective affiliates, directors, officers, employees, agents and representatives.

6.05 This Article VI shall survive expiration or termination of this Agreement.

ARTICLE VII

MISCELLANEOUS

7.01 Bids and Purchase Discounts. Rebates or Commissions. Within Agent's scope of authority under this Agreement:

a.	Agent shall obtain contract materials, supplies and services on the terms most advantageous to Owner, and secure and credit to the Facility all discounts, rebates or commissions. All goods and services purchased from individuals or companies affiliated with Agent shall be purchased at costs not to exceed those that would be incurred in an arms length purchase of said goods and services.

b.	Agent shall solicit written cost estimates (i.e. bids) from at least three contractors or suppliers for any work item (excluding service maintenance contracts) which Agent estimates will cost $15,000 or more and for any contract or ongoing supply or service arrangement which is estimated to exceed $15,000 per year. Agent shall accept the bid which represents the most advantageous price taking into consideration the bidder's reputation for quality of workmanship and materials and timely performance and the time frame within which the service or goods are to be provided.

7.02 Agent's Authority to Bind Owner. Notwithstanding anything in this Agreement to the contrary, Agent shall have no authority to execute any lease on behalf of the Owner. Owner shall provide Agent with a sample form lease it intends to use for the Facility. If Agent executes such a lease agreement without Owner's written consent in violation of this Section 7.02, then Agent shall be in breach of this Agreement and shall be fully responsible for all damages and expenses incurred by Owner with regard to Agent's breach including attorneys' fees and other costs and expenses incurred by Owner to enforce this provision. In addition, Agent shall have no authority to bind owner in respect to a sale of the Facility, and no commission shall be payable to Agent in the event of a sale of the Facility without the express written consent of Owner.

7.03 [Intentionally Omitted]

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7.04 Governing Law. The Parties agree that all disputes relating to the performance and/or interpretation of any term or provision of this Agreement shall be governed by the laws of Texas.

7.05 No Waiver of Breach. No failure by Agent or Owner to insist upon the strict performance of any covenant, agreement, term or provision of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or any subsequent breach of such covenant, agreement, term or provision. No waiver of any such breach shall affect or alter this Agreement, but each and every covenant, agreement, term and provision of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

7.06 Severability of Provisions. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder to this Agreement and the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, as the case may be, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

7.07 Notices. All notices, requests, approvals, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given and to be effective upon hand delivery, depositing, in the United States mail as registered or certified matter, postage prepaid, return receipt requested, or delivery to an independent overnight courier, addressed to each Party at the address first set forth above or to such other address as any Party may give notice to the other Party from time to time.

7.08 Limitation on Pledging, Owner's Credit. Agent shall not borrow any money or execute any promissory note, bill of exchange or other obligation, mortgage or encumbrance in the name and on behalf of Owner to pledge the credit of Owner without Owner's prior written consent except for purchases made in the ordinary course of business in the management of the Facility within the scope of this Agreement.

7.09 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which shall constitute but one and the same instrument.

7.10 Amendments. Neither this Agreement nor any term or provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing, signed by the Party against which the enforcement of the change, waiver, discharge or termination is sought.

7.11 Schedules. {Intentionally Omitted}.

7.12 Attorney's Fees. In the event either of the Parties hereto shall institute any action or proceeding against the other Party relating to this Agreement, the unsuccessful party in such action or proceeding shall reimburse the successful party for its disbursements incurred in connection therewith and for its reasonable attorney's fees as fixed by the court.

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ARTICLE VIII

INSURANCE

8.01 Insurance Covering. the Property and its Management.

(a)	It is the intention of the parties to secure the broadest and most cost-effective insurance available to cover, defend and protect Owner and Agent in the operation of the Property, including any project or construction management services performed relating to the Property. Therefore, Owner shall maintain the following insurance during the Term:

(i)	"All risk" direct damage property insurance for the Property on a replacement cost basis. If the Property is under construction, "all risk" builder's risk insurance shall be carried covering, the full cost of construction.

Commercial general liability insurance (current ISO form CG 00 01) on an "occurrence" basis in an amount not less than $10.000.000 each occurrence, which may be satisfied through primary and umbrella coverage.

(iii)	Loss of rental income, business interruption and extra expense coverage or similar insurance protecting. against lost income due to damage to the Property.

(iv)	Boiler and machinery insurance covering the building, fixtures and equipment located at the Property for mechanical failure or explosion of pipes or boilers (such insurance to include loss of use coverage/business interruption due to such failures).

All policies providing for such coverage shall waive all the insurer's right of subrogation against Agent and its affiliates, and under (ii) above, shall include Agent as a real estate manager and insured by definition. Owner shall furnish Agent certificates of insurance evidencing the insurance coverage required by this Section. Such insurance shall be the primary insurance for claims arising, at or on the Property and any policy of Agent shall be excess and non-contributing in all respects. Agent shall be included as a real estate Agent on the commercial general liability and umbrella insurance policies. Any deductibles or self-insured retentions associated with the policies will be wholly for the account of Owner and, with respect to Agent, will be treated as though it were first dollar insurance. To the extent that Owner or the Property has insurance covering any environmental liability at the Property, Owner shall undertake to have Agent added as an additional insured to such policy. Should Owner's insurance coverage be cancelled or non renewed for any reason, Owner shall endeavor to provide Agent 30 days prior written notice of such cancellation or non renewal. Upon Owner's request, Agent shall refer Owner to a qualified insurance agent or broker to assist Owner in procuring such property, liability or other related insurance for Owner relating to the Property, at Owner's sole expense. In connection with any such referral, Owner acknowledges that (i) Agent does not provide a guaranty for the services of the agent or broker or the types or amounts of insurance provided under any issued policies, (ii) Agent is not responsible for the financial viability of the insurance company issuing any such policies and (iii) Agent or an affiliate thereof may receive a third party referral fee in connection with the arrangement.

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(b)	During the Term, Agent shall maintain the following, insurance relating, to its services hereunder:

INSURANCE	LIMITS

Workers' Compensation	As required by statute in the state where the Property is located and where Agent has employees performing services pursuant to this Agreement.

Employer's Liability	$1,000,000 per accident

Commercial
General Liability Insurance	$1,000,000 per occurrence/ $2,000,000 aggregate

Business Automobile Coverage	$1,000,000 per accident

Professional Liability Insurance	$1,000,000 per occurrence and annual aggregate

Fidelity or Commercial Crime	$2,000,000 per occurrence
(Employee Dishonesty)

Umbrella Liability Insurance	$5,000,000 per occurrence and annual aggregate

Agent may fulfill its liability insurance obligations through primary or umbrella coverage. Upon request, Agent shall furnish Owner certificates of insurance evidencing the insurance coverage required under this subsection. Should Agent's insurance coverage be cancelled or non renewed for any reason, Agent shall endeavor to provide Owner 30 days prior written notice of such cancelation or non renewal.

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(c) Vendor Insurance. (i) Except as provided hereafter, Agent shall require and use reasonable commercial efforts to obtain from Vendors hired to perform work at the Property the following insurance, in the following amounts, or such other amounts as reasonably appropriate for the Vendor services performed:

INSURANCE	MINIMUM LIMITS

Workers' Compensation	As required by statute in the state where the Property is located and where any operations relating to the contract are located, with waiver of subrogation against Owner and Agent.

Employer's Liability	$3,000,000 each accident.

Commercial General Liability*	$3,000,000 per occurrence and aggregate

Business Automobile Coverage	$3,000,000 (any auto/owned/non- owned/hired) per accident

*Vendors may fulfill their insurance obligations through the use of any combination of primary and umbrella coverage. This coverage shall be primary to Owner's and Agent's insurance and will cover Owner and Agent as Additional Insureds for claims arising out of the Vendor's ongoing and completed operations for or on behalf of Owner or Agent. Owner and Agent shall be named as Additional Insureds by endorsement to Vendor's Commercial General Liability and Auto Liability insurance policies.

(ii)	If a Vendor's work involves professional design or engineering, special evidence of $1,000,000 in professional liability coverage may also be required by Owner.

(iii)	If a Vendor's work involves any hazardous or toxic substances or materials such as Asbestos or Asbestos abatement, special evidence of $1,000,000 in Contractor's Pollution Liability coverage may also be required by Owner.

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(iii)	Owner or Agent may require additional coverage as they deem reasonable and may waive certain limits or requirements on a case-by-case basis.Agent shall require each Vendor to submit certificates of insurance and endorsements in form and substance satisfactory to Owner or Agent as evidence of the coverages required. Each required policy will provide for (A) waiver of subrogation against Owner and Agent; and (B) if Vendor's liability insurance limit is subject to a policy aggregate, the aggregate limit must apply per project, or per location. All such policies will provide for 30 days' prior written notice to Agent or Owner of cancellation and shall be issued by insurers with a Best's rating of A - VII or higher as reported in the most recent Property & Casualty Reports Key Rating Guide edition.

(iv)	For Projects in which Agent acts as project manager, Owner will require any such Contractors to extend broad form indemnities to both Owner and Agent and name Owner and Agent as additional insured.

ARTICLE VI

ENVIRONMENTAL MATTERS

9.01 Environmental Risk Management.

(a)	Notwithstanding anything to the contrary contained herein, Owner acknowledges and understands that Agent is not qualified to (x) evaluate the presence or absence of hazardous or toxic substances, mold, waste, materials, electromagnetic field, radon, radioactive materials, or other environmental concerns under applicable law, upon, within, above, or beneath the Property (collectively, "Hazardous Materials"); (y) maintain or evaluate compliance with environmental, Hazardous Materials or waste laws, rules and regulations; or (z) conduct or ensure clean-up or remediation of Hazardous Material spills or contamination. Any environmental assessment report of the Property will be obtained from an independent environmental consultant retained by Owner. In no event will Agent make an independent determination as to the presence or absence of Hazardous Materials, or whether Owner, the Property or any particular tenant is in violation or compliance with any laws relating to Hazardous Materials ("Hazardous Materials Laws"). Agent shall have no obligation or liability with respect to the abatement, clean-up or remediation of any spill of or contamination from any Hazardous Materials relating to the Property. Owner agrees that, with respect to any abatement, clean-up or remedial action, Owner shall employ a qualified and licensed environmental clean-up company to undertake such responsibilities.

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(b)	Owner hereby agrees to indemnify, defend, and hold harmless Agent and its affiliates from any claim, liability, demand, damages, penalty, injury or expense (including attorneys' fees) arising out of or relating to (A) the act or omissions of Agent within the scope of this Agreement or otherwise following Owner's or Owner's consultants' directions; (B) the failure of Owner to authorize and fully fund expenses for the fulfillment of recommendations contained in any environmental assessment reports; (C) the acts, omissions or negligence of Owner or Owner's environmental remediation contractors or environmental consultant, or the failure of any such contractor or consultant to fulfill its obligations with respect to the Property; (D) any actual or alleged violation of the Property with respect to Hazardous Materials Laws; (E) any personal or property damage caused as a result of Hazardous Materials on the property; (F) any attempt to designate Agent as an "operator" or "generator" under applicable law, or otherwise liable as a party under any other environmental law; and (G) any condition or circumstance arising initially prior to the date of this Agreement (regardless of whether such condition or circumstance continues). The indemnities herein shall survive expiration or termination of this Agreement.

(c)	Owner has provided Agent a copy of its most current Phase I survey, if any, covering, the Property and has implemented or will implement within 60 days of the Commencement Date an Operations and Maintenance Program consistent with market standards. Owner will provide Agent with copies of any subsequent Phase I survey documents and changes to the Operations and Maintenance Program.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year above written.

WITNESS:	OWNER:

/s/ Witness	ARHC MNPERIL001, LLC. a Delaware limited liability company

/s/ Lisa Marie Battisti

	By:	/s/ William M. Kahane
William M. Kahane, its President

AGENT:

DASCO REALTY ILLINOIS LLC, an Illinois
limited liability company

By:
Malcolm Sina, its Authorized Representative

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year above written.

WITNESS:	OWNER:

ARHC MNPERIL001, LLC. a Delaware limited liability company

By:
William M. Kahane, its President

AGENT:

/s/ Witness	DASCO REALTY ILLINOIS LLC, an Illinois limited liability company

	By:	/s/ Malcolm Sina
Malcolm Sina, its Authorized Representative
/s/ Witness